Exhibit 23.5

CLYDE & CO.
51 Eastcheap, London EC3M 1JP
Telephone— 020 7623 1244
Facsimile— 020 7623 5427
DX— 1017 London/City
Website— www.clydeco.com

        We hereby consent to the use of our name in the Registration Statement on Form S-1 to be filed on the date hereof by AXIS Capital Holdings Limited with the Securities and Exchange Commission (the "Commission"). In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission thereunder.

Sincerely
/s/ CLYDE & CO. Clyde & Co.
London, England March 26, 2004